EXHIBIT 10.6

JOINDER AGREEMENT

Reference is hereby made to the Operating Agreement, dated July 21, 2021, a copy of which is attached hereto as Exhibit A, as amended from time to time (the "LLC Agreement"), between Hemp Hop Smokables LLC, a company organized under the laws of the State of Florida and the Members named therein (the "Company"). Pursuant to and in accordance with Section 4.01 of the LLC Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the LLC Agreement and agrees that upon execution of this Joinder, such Person shall become a party to the LLC Agreement and shall be fully bound by, and subject to, all of the covenants, representations, warranties, terms and conditions of the LLC Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto and shall hold a 50% membership interest in the Company.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the LLC Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement on December 14, 2021.

Hempacco Co., Inc.

By: /s/ Sandro Piancone Name: Sandro Piancone Title: Chief Executive Officer -

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EXHIBIT A

Operating Agreement

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OPERATING AGREEMENT

This Operating Agreement of Hemp Hop Smokables LLC, a Florida limited liability company (the “Company”), is entered into as of the 21st day of July, 2021 (the “Effective Date”) by and among the Company, Hemp Hop Global, LLC, a Florida limited liability company (“HHG”), and Green Globe International, Inc., a Delaware corporation (“GGII”).

RECITALS

WHEREAS, the Company was formed as a limited liability company under the laws of the State of Florida, for the purposes set forth in Section 2.05 of this Agreement, when the Company’s articles of organization (the “Articles of Organization”) were filed with the Florida Secretary of State on June 18, 2021 (the “Formation Date”); and

WHEREAS, Green Globe International, Inc. (OTC Pink: GGII) is a publicly traded entity is obligated to producing PCAOB audited GAAP financial statements, and filing same with the OTC/SEC in accordance with the current regulations and timetables of those governing bodies.

WHEREAS, the parties wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company and the other matters set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in this Section 1.01 and when not otherwise defined shall have the meanings set forth in FRLLCA:

“Additional Capital Contribution” has the meaning set forth in Section 3.02. “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore under Treasury Regulations Sections 1.704- 1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i); and

(b) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4)-(6).

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“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to the Membership Interest held by such Member means the federal taxable income allocated by the Company to the Member with respect to its Membership Interest (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed (a) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to its Membership Interest that were not previously taken into account for purposes of determining such Member’s Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect owners of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect owners of the Member) in such Fiscal Year and all prior Fiscal Years, and (b) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” means this Operating Agreement, as executed and as it may be amended, modified, supplemented, or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority, and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Articles of Organization” has the meaning set forth in the Recitals.

“Available Cash Flow” means, for any period, the sum of gross revenue received, minus the sum of overhead and operating expenses of the Company, as well as a reasonable reserve for future operational needs as the Managing Directors may determine to be necessary or appropriate. Notwithstanding the preceding sentence, capital contributions, loans, or proceeds from capital transactions and expenses incurred or liabilities of the Company repaid in connection with any thereof shall not be taken into account in computing Available Cash for any period.

“BBA” has the meaning set forth in Section 10.04(a).

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Managing Directors in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

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“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) immediately before the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c) the Book Value of all Company assets may, in the sole discretion of the Managing Directors, be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Managing Directors, as of the following times:

(i) the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member's Membership Interest in the Company; and

(iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph

(d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Company asset has been determined pursuant to paragraph

(a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” has the meaning set forth in Section 7.03.

“Business” means the business of marketing and selling hemp smokable products; it being acknowledged and agreed by the Members that such products may include, without limitation “Delta 8 GGII” to the extent the same can be legally produced and sold in the United States of America.

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“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the State of Florida are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means any Member’s contribution to the capital of the Company in cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Code” means the Internal Revenue Code of 1986, as amended. “Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 13.03(a). “Covered Person” has the meaning set forth in Section 9.01(a).

“Economic Interest” means a Person’s share of the Net Income and Net Losses, and specially allocated items of, the right to receive distributions of Available Cash from the Company and the right to its distributive share of the assets of the Company.

“Electronic Transmission” means (a) facsimile telecommunication, (b) email, (c) posting on an electronic message board or network that the Company has designated for communications (together with a separate notice to the recipient of the posting when the transmission is given by the Company), or (d) other means of electronic communication where the recipient has consented to the use of the means of transmission (or, if the transmission is to the Company, the Company has placed in effect reasonable measures to verify that the sender is the Member or Managing Director purporting to send the transmission) and the communication creates a record that is capable of retention, retrieval, and review and may be rendered into clearly legible tangible form.

“Estimated Tax Amount” of a Member for a Fiscal Year means the Member’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Managing Directors. In making such estimate, the Managing Directors shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as the Managing Directors reasonably determine are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Excess Amount” has the meaning set forth in Section 6.02(c).

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“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction.

“Fiscal Year” means the calendar year, unless the Company is required to or elects to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“For Cause” shall mean a Managing Director’s:

(a) willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness) and a failure to cure the same within 10 business days of receipt of written notice thereof from another Managing Director;

(b) engagement in dishonesty, illegal conduct, or misconduct relating to the business of the Company, which is injurious to the Company or its Affiliates; and the same is not cured (if capable of cure) within 10 business days of receipt of written notice thereof from another Managing Director:

(c) embezzlement, misappropriation, or fraud, whether or not related to the Company;

(d) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(e) willful unauthorized disclosure of Confidential Information;

(f) breach of any material obligation under this Agreement which is not cured within 10 business days of receipt of written notice thereof from another Managing Director.

“FRLLCA” means the Florida Revised Limited Liability Company Act, Chapter 605, Florida Statutes, as in effect at any given time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Independent Third Party” means, with respect to any Member, any Person who is not an Affiliate of such Member.

“Involuntary Transfer” shall mean any of the following Transfers: (i) an assignment for the benefit of creditors; (ii) the voluntary commencement of any Bankruptcy proceeding; (iii) the involuntary commencement of any Bankruptcy proceeding which is not dismissed within sixty (60) days of the commencement thereof; (iv) the attachment of a Membership Interest which is not removed within 60 days of the attachment; (v) a Membership Interest becoming subject to a charging order; which is not dismissed within 60 days of it occurring (vi) the entering of any order in a legal proceeding that has the effect of transferring any interest in a Membership Interest to another Person other than another Member, or (vii) dissolution of a Member.

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“Involuntary Transferee” means the Person to whom a Membership Interest is Involuntarily Transferred.

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“Lien” means any mortgage, pledge, security interest, option, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

“Liquidator” has the meaning set forth in Section 11.03(a).

“Losses” has the meaning set forth in Section 9.01(b). “Majority” means 51% or more.

“Managing Director(s)” means, initially, Sandro Piancone, Jorge Olson, Louis Pellicia, Taylor McCain and James Lindsay, or such five (5) other natural Persons as may be become the Managing Directors pursuant to the terms of this Agreement. GGII shall appoint three of the initial Managing Directors and HHG shall appoint the remaining two.

The Managing Directors shall constitute a “manager” (as that term is defined in FRLLCA) of the Company.

“Member(s)” means HHG and GGII, and each Person who is hereafter admitted as a Member in accordance with the terms and conditions of this Agreement and FRLLCA, The Members shall constitute “members” (as that term is defined in FRLLCA) of the Company.

“Member Loan” means a loan granted to the Company by a Member.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members Schedule” has the meaning set forth in Section 3.01.

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“Membership Interest” means an interest in the Company owned by a Member, which may consist of the right to (a) an Economic Interest; (b) appoint Managing Director(s), (c) vote or grant or withhold consents with respect to Company matters as provided in this Agreement; and/or

(d) any and all other benefits to which such Member may be entitled as provided in this Agreement or FRLLCA. The Membership Interest of each Member shall be expressed as a Percentage Interest and shall be as set forth in the Members Schedule.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company's taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property's Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b), or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704- 2(b)(3).

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“Officers” has the meaning set forth in Section 7.04.

“Partnership Representative” has the meaning set forth in Section 10.04(a). “Percentage Interest” means the percentage of a Member’s Membership Interests in the Company relative to the entire outstanding Membership Interests in the Company, which is equal to the quotient of the Membership Interest held by a Member divided by all issued and outstanding Membership Interests of the Company held by all Members, as may be adjusted from time to time by the Managing Directors.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any, of (a) the product of (i) a quarter (¼) in the case of the first calendar quarter of the Fiscal Year, half (½) in the case of the second calendar quarter of the Fiscal Year, three-quarters (¾) in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member’s Estimated Tax Amount for such Fiscal Year, over (b) all distributions previously made during such Fiscal Year to such Member.

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Related Party Agreement” means any agreement, arrangement, or understanding between the Company and any Managing Director, Member, or Officer, or other employee of the Company or any Affiliate of a Managing Director, Member, Officer, or other employee of the Company; in each case, as such agreement may be amended, modified, supplemented, or restated in accordance with the terms of this Agreement. It is agreed by the Members that any and all Related Party Agreements between the Company and GGII and/or any Affiliate thereof shall provide for the pass-through of GGII’s and/or such Affiliate’s costs to the Company without markup.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Shortfall Amount” has the meaning set forth in Section 6.02(b).

“Shortfall Amount Distribution Date” has the meaning set forth in Section 6.02(b). “Subsidiary” means, with respect to any Person, any other Person of which a Majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority of the Members” means Members holding a Percentage Interest of 75% or more.

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“Tax Advance” has the meaning set forth in Section 6.02(a).

“Tax Amount” of a Member for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Membership Interest.

“Tax Distribution Date” has the meaning set forth in Section 6.02(a).

“Tax Rate” of a Member, for any period, means the highest effective marginal combined federal, state, and local tax rate applicable to an individual residing in Miami, Florida (or, if higher, a corporation doing business in Miami, Florida), taking into account (a) the character (for example, long-term or short-term capital gain, ordinary or exempt) of the applicable income and (b) if applicable the deduction under IRC Section 199A.

“Taxing Authority” has the meaning set forth in Section 6.03(b).

“Transfer” means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar disposition of, any Membership Interests owned by a Person or any interest (including a beneficial interest) in any Membership Interests owned by a Person. “Transfer” when used as a noun, and “Transferred” when used to refer to the past tense, shall have correlative meanings. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Withholding Advances” has the meaning set forth in Section 6.03(b).

Section 1.02 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein (x) to Articles, Sections, Exhibits, and Schedules mean the Articles and Sections of and Exhibits and Schedules attached to this Agreement, (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, restated, supplemented, and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute or Applicable Law means such statute or Applicable Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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ARTICLE II

Organization

Section 2.01 Formation.

(a) The Company was formed on the Formation Date, pursuant to the provisions of FRLLCA, upon the filing of the Articles of Organization with the Florida Secretary of State.

(b) This Agreement shall constitute the “operating agreement” (as that term is used in FRLLCA) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are by reason of any provision of this Agreement in conflict with FRLLCA, this Agreement shall, to the extent permitted by FRLLCA, control.

Section 2.02 Name. The name of the Company is “Hemp Hop Smokables LLC” or such other name or names as may be designated by the Managing Directors; provided, that the name shall always contain the words “limited liability company” or the abbreviation “L.L.C.” or “LLC.” The Company may conduct business under any assumed or fictitious name deemed desirable by the Managing Directors.

Section 2.03 Principal Office. The principal office of the Company is located at 150 SE 2 Avenue, PH6, Miami, Florida 33131, or such other place as may from time to time be determined by the Managing Directors. The Managing Directors shall give prompt notice of any such change to each of the Members.

Section 2.04 Office and Agent for Service of Process.

(a) The office for service of process on the Company in the State of Florida shall be the office of the initial agent named in the Articles of Organization or such other office (which need not be a place of business of the Company) as the Managing Directors may designate from time to time in the manner provided by FRLLCA and Applicable Law.

(b) The agent for service of process on the Company in the State of Florida shall be the initial agent named in the Articles of Organization or such other Person or Persons as the Managing Directors may designate from time to time in the manner provided by FRLLCA and Applicable Law.

Section 2.05 Purpose; Powers.

(a) The purpose of the Company is to engage in the Business and any other lawful act or activity for which limited liability companies may be formed under FRLLCA and to engage in any and all activities necessary or incidental thereto.

(b) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by FRLLCA.

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Section 2.06 Term. The term of the Company commenced on the date the Articles of Organization were filed with the Florida Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement or as provided by Applicable Law.

ARTICLE III

Capital Contributions; Capital Accounts

Section 3.01 Initial Capital Contributions. Contemporaneously with the execution of this Agreement, each Member has made an initial Capital Contribution and is deemed to own the Percentage Interest set forth opposite such Member’s name on Schedule A attached hereto and incorporated by reference herein (the “Members Schedule”). The Managing Directors shall update the Members Schedule upon the issuance or Transfer of any Membership Interests to any new or existing Member in accordance with this Agreement.

Section 3.02 Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions to the Company. However, a Member may make an additional Capital Contribution (an “Additional Capital Contribution”) at any time with the written consent of the Managing Directors. To the extent that a Member makes such an approved Additional Capital Contribution to the Company, such Additional Capital Contribution shall be deemed a Member Loan to the Company and shall not cause dilution of any Member’s Membership Interests.

Section 3.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by the amount of:

(i) such Member's Capital Contributions, including such Member’s initial Capital Contribution and any Additional Capital Contributions;

(ii) any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by:

(i) the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 11.03(d);

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

(iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

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Section 3.04 Succession Upon Transfer. If any Membership Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interests and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI, and ARTICLE XI in respect of such Membership Interests.

Section 3.05 Negative Capital Accounts. If any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital by such Member or dissolution in contravention of this Agreement.

Section 3.06 No Withdrawals From Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member, including the Managing Directors, shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07 Treatment of Loans From Members. Member Loans to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.

Section 3.08 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Managing Directors determine that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed to comply with such Treasury Regulations, the Managing Directors may authorize such modifications.

ARTICLE IV

Members

Section 4.01 Admission of New Members.

(a) New Members may be admitted from time to time (i) in connection with the issuance of Membership Interests by the Company, subject to compliance with the provisions of Section 7.02(b) and Section 8.01(b), and (ii) in connection with a Transfer of Membership Interests, subject to compliance with the provisions of ARTICLE VIII, and in either case, following compliance with the provisions of Section 4.01(b).

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(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests, such Person shall have delivered to the Company an executed written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of the Members Schedule by the Managing Directors and the satisfaction of all other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of Membership Interests, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Managing Directors shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.03.

Section 4.02 No Personal Liability. Except as otherwise provided by FRLLCA, by Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or other Members, whether arising in contract, tort, or otherwise, solely by reason of being or acting as a Member. Except as otherwise provided by FRLLCA, by Applicable Law, or expressly in this Agreement, no Managing Director will be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being or acting as a Managing Director.

Section 4.03 Dissociation. No Member shall have the ability to dissociate or withdraw as a Member pursuant to FRLLCA, or otherwise, before the dissolution and winding up of the Company and any such dissociation or withdrawal or attempted dissociation or withdrawal by a Member before the dissolution or winding up of the Company shall be null and void ab initio. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member.

Section 4.04 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.05 Certification of Membership Interests. The Managing Directors will not issue certificates to the Members but shall record or cause to be recorded all issuances, exchanges, and other transactions in Membership Interests involving the Members in a ledger maintained as part of the books and records of the Company.

Section 4.06 Meetings.

(a) Meetings of the Members regarding matters required to be submitted to the Members under FRLLCA or this Agreement may be called by (i) any of the Managing Directors, or (ii) any Member holding a Percentage Interest of 10% or more.

(b) Written notice stating the place, date, and time of the meeting, the means of electronic video screen communication or Electronic Transmission by and to the Company, if any, and the general nature of the business to be transacted at the meeting, shall be delivered not fewer than 5 days and not more than 60 days before the date of the meeting to each Member, by or at the direction of the Managing Directors or the Member(s) calling the meeting, as the case may be. The business to be conducted at such meeting shall be limited to the purposes described in the notice. The Members may hold meetings at the Company’s principal office or at such other place, within or outside the State of Florida, as the Managing Directors or the Member(s) calling the meeting may designate in the notice for such meeting.

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(c) Any Member may participate in a meeting of the Members (i) using conference telephone or electronic video screen communication, if all Persons participating in the meeting can talk to and hear each other or (ii) by Electronic Transmission by and to the Company if the Company (1) implements reasonable measures to provide Members, in person or by proxy, a reasonable opportunity to participate and vote, including an opportunity to read or hear the meeting’s proceedings substantially concurrently with the proceedings and (2) maintains a record of votes or other action taken by the Members. Participation in a meeting by such means shall constitute presence in person at such meeting.

(d) On any matter that is to be voted on by the Members, a Member may vote in person or by proxy, and such proxy may be granted in writing signed by such Member, using Electronic Transmission authorized by such Member, or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy before such revocation.

(e) Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Attendance of a Member at a meeting is not a waiver of the Member's right to object to consideration of matters required to be described in the notice for the meeting, if the Member expressly objects to such consideration at the meeting.

Section 4.07 Action Without a Meeting. Notwithstanding the provisions of Section 4.06, any matter that is to be voted on by the Members may be taken without a meeting by written consent signed and delivered (including by Electronic Transmission) to the Company by the Members holding the requisite Percentage Interest for such matters had a meeting been taken. A record shall be maintained in the Company’s books and records by the Managing Directors of each such action taken by written consent of a Member or the Members.

Section 4.08 Member Services.

(a) For so long as GGII shall remain a Member of the Company, GGII shall, without limitation, perform or cause to be performed the following services for and on behalf of the Company at cost: (i) Product manufacturing and packaging; (ii) inventory and CRM management,

(iii) direct to consumer fulfillment, (iii) wholesale and retail distribution, and (iv) all GAAP accounting services and PCAOB auditing requirements. Including payment processing and income tax preparation.

(b) For so long as HHG shall remain a Member of the Company, HHG shall, without limitation, perform or cause to be performed the following services for and on behalf of the Company at cost: (i) online marketing and promotion, and (ii) design and branding.

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Section 4.09 Warrant. Simultaneously with execution of this Agreement and as inducement for HHG to enter into this Agreement, GGII shall grant HHG three (3) year warrants for the right to purchase up to one hundred million (100,000,000) shares of GGII’s common stock at a per share exercise price of $0.01.

ARTICLE V

Allocations

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (i) the Distributions that would be made to such Member pursuant to if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 11.03(d) to the Members immediately after making such allocations, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to such hypothetical sale of assets.

Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(c) Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the “qualified income offset” requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in Section 5.02(a), Section 5.02(b), Section 5.02(c), and Section 5.02(d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03 Tax Allocations.

(a) Subject to Section 5.03(b), Section 5.03(c), and Section 5.03(d), all income, gains, losses, and deductions of the Company shall be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company's subsequent income, gains, losses, and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b) Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managing Directors taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

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(e) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of this Agreement.

Section 5.04 Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of Membership Interests during any Fiscal Year made in compliance with the provisions of ARTICLE VIII, Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company attributable to such Membership Interests for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VI

Distributions

Section 6.01 General.

(a) Subject to Section 6.02, distributions of Available Cash shall be made to the Members when and in such amounts as determined by the Managing Directors. After making all distributions required for a given Fiscal Year under Section 6.02, distributions determined to be made by the Managing Directors pursuant to this Section 6.01(a) shall be paid to the Members in accordance with their respective Percentage Interests.

(b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate FRLLCA or other Applicable Law.

Section 6.02 Tax Advances.

(a) Subject to Section 6.01(b) and subject to the Managing Directors’ determination to retain any other amounts necessary to satisfy the Company’s obligations, at least 5 days before each date prescribed by the Code for a calendar-year entity to pay quarterly installments of estimated tax (a “Tax Distribution Date”), the Company shall use commercially reasonable efforts to distribute cash to each Member in proportion to and to the extent of such Member’s Quarterly Estimated Tax Amount for the applicable calendar quarter (each such distribution, a “Tax Advance”).

(b) If, at any time after the final Quarterly Estimated Tax Amount has been distributed pursuant to Section 6.02(a) with respect to any Fiscal Year, the aggregate Tax Advances to any Member with respect to such Fiscal Year are less than such Member’s Tax Amount for such Fiscal Year (a “Shortfall Amount”), then the Company shall use commercially reasonable efforts to distribute cash in proportion to and to the extent of each Member’s Shortfall Amount. The Company shall use commercially reasonable efforts to distribute Shortfall Amounts with respect to a Fiscal Year before the 75th day of the next succeeding Fiscal Year (the date of any such distribution, a “Shortfall Amount Distribution Date”); provided, that if the Company has made distributions other than pursuant to this Section 6.02, the Managing Directors may apply such distributions to reduce any Shortfall Amount.

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(c) If the aggregate Tax Advances made to any Member pursuant to this Section 6.02 for any Fiscal Year exceed such Member’s Tax Amount (an “Excess Amount”), such Excess Amount shall reduce subsequent Tax Advances that would be made to such Member pursuant to this Section 6.02, except to the extent taken into account as an advance pursuant to Section 6.02(d).

(d) Any distributions made pursuant to this Section 6.02 shall be treated for purposes of this Agreement as advances on distributions pursuant to Section 6.01 and shall reduce, dollar-for-dollar, the amount otherwise distributable to such Member pursuant to Section 6.01.

Section 6.03 Tax Withholding; Withholding Advances.

(a) Tax Withholding. Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b) Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Partnership Representative) based on the advice of legal or tax counsel to the Company to withhold or make payments to any federal, state, local, or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member, and on making any such payment on behalf of a Member the Company will promptly notify the Member of the same in writing. Any funds withheld from a distribution by reason of this Section 6.03(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any Withholding Advance in respect of a Member hereunder that is not immediately withheld from actual distributions to the Member, then the Member shall promptly reimburse the Company for the amount of such payment, plus interest at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus 2% per annum, compounded annually, on such amount from the date of such payment until such amount is repaid (or deducted from a distribution) by the Member (any such payment shall not constitute a Capital Contribution). Each Member's reimbursement obligation under this Section 6.03(b) shall continue after such Member transfers its Membership Interests.

(c) Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to the taxes, interest, or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provision of this Section 6.03(c) and the obligations of a Member pursuant to Section 6.03(b) shall survive the termination, dissolution, liquidation, and winding up of the Company or the Transfer of its Membership Interests. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.03, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(d) Over withholding. Neither the Company nor the Managing Directors shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

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Section 6.04 Distributions in Kind.

(a) Distributions may be made to the Members in the form of securities or other property held by the Company; provided that Tax Advances shall only be made in cash. In any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to Section 6.01.

(b) Any distribution of securities shall be subject to such conditions and restrictions as the Managing Directors determine are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Managing Directors may require that the Members execute and deliver such documents as the Managing Directors may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

ARTICLE VII

Management

Section 7.01 Management of the Company. The Company shall be manager-managed by the Managing Directors, except as provided herein. Subject to the provisions of Section 7.02 and except as otherwise provided by FRLLCA or this Agreement, the Managing Directors shall have full and complete discretion to manage and control the business, property, activities, and affairs of the Company, to make all decisions affecting the business, property, activities, and affairs of the Company, and to take all such actions as they deem necessary or appropriate to accomplish the purposes of the Company set forth in Section 2.05. The actions of the Managing Directors taken in accordance with the provisions of this Agreement shall bind the Company. No Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Managing Directors pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Managing Directors. All matters to be decided or actions to be taken by the Managing Directors shall require approval of a Majority of the Managing Directors.

Section 7.02 Actions Requiring Approval by Supermajority of the Members. Notwithstanding anything to the contrary contained herein, without the prior written consent of a Supermajority of the Members, no Member, Officer, or Managing Directors shall enter into any commitment to:

(a) amend, modify, or waive any provisions of the Articles of Organization;

(b) issue additional Membership Interests or, except in connection with a Transfer of Membership Interests that complies with the applicable provisions of ARTICLE VIII and Section 4.01(b), admit additional Members to the Company;

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(c) enter into, amend, waive, or terminate any Related Party Agreement other than the entry into or the amendment of a Related Party Agreement that is on terms no less favorable to the Company than those that could be obtained from an unaffiliated third party (it being understood and agreed by the Members that any and all Related Party Agreements between the Company and GGII and/or any Affiliate thereof shall provide for the pass-through of GGII’s and/or such Affiliate’s costs to the Company without markup);

(d) unless stated otherwise herein, enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, acquisition of stock, or acquisition of assets) by the Company of any assets or equity interests of any Person, other than the license of assets in the ordinary course of business;

(e) enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of stock, or sale of assets) by the Company of any assets or equity interests, other the license of assets in the ordinary course of business;

(f) establish a Subsidiary or enter into any joint venture or similar business arrangement;

(g) settle any lawsuit, action, dispute, or other proceeding or otherwise assume any liability or agree to the provision of any equitable relief by the Company other than settlements which individually are for less than $10,000; provided, that if the lawsuit, claim, dispute, or other proceeding involves an indemnification claim pursuant to ARTICLE IX, such settlement shall also be approved in accordance with the terms of Section 9.01(c);

(h) change the number of Managing Directors;

(i) create any incentive equity plan for employees and/or independent contractors;

(j) change the Business of the Company in any way; or

(k) dissolve the Company.

Section 7.03 Budgets. At least sixty (60) days before the beginning of each Fiscal Year, GGII shall prepare and submit to the Managing Directors for approval an annual business plan and budget for the Company through the Fiscal Year ending December 31 (a “Budget”).

HHG, as part of its marketing obligations under 4.08(b) will, upon reasonable request, supply GGII with any and all marketing data and information that will enable GGII to more accurately forecast budgeted gross revenues.

Each Budget shall include detailed capital and operating expense budgets, cash flow projections (which shall include amounts and due dates of all projected calls for Additional Capital Contributions, if any) and profit and loss projections. The Managing Directors shall operate the Company in accordance with the approved Budgets.

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 Section 7.04 Officers. The Managing Directors may appoint individuals as officers of the Company (the “Officers”) as the Managing Directors deem necessary or desirable to carry on the business of the Company and the Managing Directors may delegate to such Officers such power and authority as they deem advisable. No Officer need be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Managing Directors or until his or her earlier death, resignation, or removal. Any Officer may resign at any time on written notice to the Managing Directors. Any Officer may be removed by the Managing Directors with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Managing Directors.

Section 7.05 Compensation. The Managing Directors shall not be compensated for their services as Managing Directors, but the Company shall reimburse the Managing Directors upon written demand for any and all ordinary, necessary, and direct expenses incurred by the Managing Directors on behalf of the Company in carrying out the Company’s business activities. All reimbursements for expenses shall be reasonable in amount and shall not exceed amounts set forth in the Budget for any Fiscal Year.

Section 7.06 Removal of Managing Directors. Any Managing Director may be removed by the disinterested Managing Directors at any time For Cause. Following such removal, a successor Managing Director shall be appointed as follows: (a) In the case of [Lou Pellicca] or [Jorge Olson], the successor shall be appointed by GGII (or its permitted assign, if applicable), (b) in the case of James Lindsay or Taylor McCain the successor shall be appointed by HHG (or its permitted assign, if applicable), and (c) in the case of [NAME], the successor shall be appointed by consent of the Supermajority of the Members.

Section 7.07 Resignation of a Managing Director. A Managing Director may resign at any time by giving at least 30 days’ prior written notice to the Company. Any such resignation shall be effective on receipt thereof unless it is specified to be effective at some other time or on the occurrence of some other event. The Company’s acceptance of a resignation shall not be necessary to make it effective. The resignation of a Managing Director shall not affect its or its Affiliate’s rights as a Member (if applicable) and shall not constitute a dissociation of any Member. Following such resignation, a successor Managing Director shall be appointed as provided in Section 7.06 above.

Section 7.08 Exclusivity. Any Member and/or any Affiliate of a Member may engage in or possess an interest in other business ventures (including without limitation in cannabidiol and/or cannabis product related ventures), unconnected with the Company and independently or with others. The Company shall not have any rights in or to any such independent venture or the income or profits therefrom by virtue of this Agreement. Notwithstanding the foregoing, no Member nor any Affiliate of a Member shall own, operate, have an interest in or render services for any business (other than the Company) that is involved in the sale of hemp smokable products and which is directly competitive with the Business.

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Section 7.09 No Personal Liability. Except as otherwise provided in FRLLCA, by Applicable Law, or expressly in this Agreement, no Managing Director nor any Member will have been obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being or acting as a Managing Director or Member.

ARTICLE VIII

Transfer Section 8.01 General Restrictions on Transfer.

(a) No Member shall Transfer all or any portion of its Membership Interest in the

Company without written consent of the Managing Directors. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b) hereof.

(b) Notwithstanding any other provision of this Agreement, each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue-sky laws;

(ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under FRLLCA;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vi) if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c) Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void ab initio, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue to be treated) as the owner of such Membership Interest for all purposes of this Agreement.

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Section 8.02 Involuntary Transfers.

(a) On the date of the occurrence of an Involuntary Transfer (“Transfer Event”), the Involuntary Transferee of such Membership Interest shall thereupon become an Economic Interest Holder and shall not become, a Member, unless admitted as a Member pursuant to Section 4.01(b). On a Transfer Event, the Involuntary Transferee shall be deemed to have offered for sale, without any further action required, the entire Membership Interest subject to the Involuntary Transfer (“Affected Membership Interest”). First, the Company shall have 30 days from said date within which to elect to purchase some or all of the Affected Membership Interest, and if the Company elects not to do so within said 30- da y period, then the remaining Members shall have 30 days to elect to purchase their pro-rata share (based on their current Percentage Interest) of the Affected Membership Interest. In the event that the exercise of any such election must be approved in any legal proceeding and such approval does not occur within the time periods set forth in this Section, such time periods shall be extended and tolled until fifteen (15) days after the date of any such approvals in order to permit the orderly exercise of such elections. The purchase price for such Affected Membership Interest shall be Fair Market Value as of the Transfer Event.

(b) In the event that the Company and the remaining Members elect not to purchase some or all of the Affected Membership Interest in accordance with this Section 8.02(a), the Involuntary Transferee of the portion of such Membership Interest that is not purchased shall hold such portion of such Membership Interest solely as an Economic Interest holder and shall be entitled to the Economic Interest derived from such Membership Interest, but not to any other rights of ownership of such Membership Interest.

Section 8.02 Determination of Fair Market Value. Each of the selling and purchasing parties shall use best efforts to determine the Fair Market Value of the Membership Interest offered for sale under Section 8.02. If the parties are unable to agree thereon, then each party shall appoint an appraiser within 30 days of purchaser’s election to purchase such Membership Interest (“Appointment Period”). The two appraisers shall elect a third appraiser within fifteen (15) days of the last day of the Appointment Period who shall determine the Fair Market Value of the Membership Interest being purchased, and the average of the two appraisals which are nearest to each other will be the Fair Market Value of the Membership Interest. The costs of each of the first two appraisers will be paid by the Member who appointed the appraiser, and the costs of the third appraiser will be paid by the Company. Said determination shall be final and binding on the parties. All appraisers selected will be qualified and will be individuals with the “Accredited in Business Valuation” credential of the American Institute of Certified Public Accountants or the “Accredited Senior Appraiser” designation of the American Society of Appraisers.

ARTICLE IX

Indemnification Section 9.01 Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member, (ii) each Managing Director, (iii) each officer, director, shareholder, partner, member, manager, Affiliate, employee, agent, or Representative of each Member and of each Managing Director, and each of their respective Affiliates, and (iv) each Officer, employee, agent, or Representative of the Company.

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(b) Indemnification. To the fullest extent permitted under FRLLCA (after waiving all FRLLCA restrictions on indemnification other than those which cannot be eliminated or modified under FRLLCA), as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement, only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than FRLLCA permitted the Company to provide before such amendment, substitution, or replacement), the Company shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member, any Managing Director, or any of their respective direct or indirect Subsidiaries in connection with the business of the Company; or

(ii) such Covered Person being or acting in connection with the business of the Company as a member, shareholder, partner, Affiliate, Managing Director, director, officer, employee, agent, or Representative of the Company, any Member, any Managing Director, or any of their respective Affiliates, or such Covered Person serving or having served at the request of the Company as a member, manager, director, officer, employee, agent, or Representative of any Person including the Company; provided, that such Loss did not arise from (1) the Covered Person’s conduct involving bad faith, willful or intentional misconduct, or a knowing violation of law, (2) a transaction from which such Covered Person derived an improper personal benefit, (3) a circumstance under which the liability provisions for improper distributions of FRLLCA are applicable, or (4) a breach of such Covered Person’s fiduciary duties or obligations under FRLLCA.

(c) Control of Defense. On a Covered Person’s discovery of any claim, lawsuit, or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 9.01, the Covered Person shall give prompt written notice to the Company of such claim, lawsuit, or proceeding; provided, that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under this Section 9.01, unless the Company shall have been materially prejudiced thereby. Subject to the approval of the holders of the Majority of the Membership Interests held by the disinterested Members, the Company shall be entitled to participate in or assume the defense of any such claim, lawsuit, or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defense of any such claim, lawsuit, or proceeding, the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend, or defending any such claim, lawsuit, or other proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such claim, lawsuit, or proceeding, the Covered Person shall have the right to assume the defense of such claim, lawsuit, or proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit, or proceeding without the consent of the holders of the Majority of the Membership Interests held by the disinterested Members (which consent shall not be unreasonably withheld, conditioned, or delayed).

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(d) Reimbursement. The Company shall promptly reimburse (or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend, or defending any claim, lawsuit, or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 9.01; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 9.01, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(e) Entitlement to Indemnity. The indemnification provided by this Section 9.01 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 9.01 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 9.01 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

(f) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance (i) to cover Losses covered by the indemnification provisions contained in this ARTICLE IX, and (ii) to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties whether or not covered by the foregoing indemnifications, in each case, in such amount and with such deductibles as the Managing Directors may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained in this ARTICLE IX, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(g) Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 9.01 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(h) Savings Clause. If this Section 9.01 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 9.01 to the fullest extent permitted by any applicable portion of this Section 9.01 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

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(i) Amendment. The provisions of this Section 9.01 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 9.01 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification, or repeal of this Section 9.01 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing before such amendment, modification, or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 9.02 Survival. The provisions of this ARTICLE IX shall survive the dissolution, liquidation, winding up, and termination of the Company.

ARTICLE X

Accounting; Inspection Rights; Tax Matters

Section 10.01 Financial Statements. The Company shall furnish to each Member the following reports:

(a) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, unaudited balance sheets of the Company as of the end of each such Fiscal Year and unaudited statements of income, cash flows, and Members’ equity for such Fiscal Year.

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited balance sheets of the Company as of the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited statements of income, cash flows, and Members' equity for such fiscal quarter and for the current Fiscal Year to date.

Section 10.02 Inspection Rights. Upon reasonable notice from a Member, the Company shall afford the Member and each of its respective Representatives access during normal business hours to (i) the Company’s properties, offices, and other facilities, (ii) the corporate, financial, and similar records, reports, and documents of the Company, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters, and communications with Members (including the Managing Directors), and permit the Member or and each of its respective Representatives to examine such documents and make copies thereof, and (iii) any Officers, senior employees, and public accountants of the Company, and afford the Member and each of its respective Representatives the opportunity to discuss and advise on the affairs, finances, and accounts of the Company with such Officers, senior employees, and public accountants (and the Company hereby authorizes said accountants and other Persons to discuss with such Member and its Representatives such affairs, finances, and accounts); in each case, to the extent such information is for a purpose reasonably related to the Member’s interest as a Member.

Section 10.03 Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state, and local income tax purposes. Neither the Company, the Managing Directors, nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

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Section 10.04 Partnership Representative.

(a) Appointment; Resignation. The Members hereby appoint Sandro Piancone as the “partnership representative” (the “Partnership Representative”) as provided in Code Section 6223(a) (as amended by the BBA). The Partnership Representative may resign at any time. The Partnership Representative can be removed at any time by the Managing Directors.

(b) The Partnership Representative will promptly notify the Members in writing of the commencement of any audit of the Company, upon receipt of a tax assessment and upon the receipt of a notice of final partnership adjustment, and shall keep the Members reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. Without the consent of the Managing Directors, the Partnership Representative shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency, or enter into any settlement agreement relating to items of income, gain, loss, or deduction of the Company with any federal, state, local, or foreign taxing authority.

(c) BBA Elections. To the extent permitted by applicable law and regulations, the Company will annually elect out of the BBA Procedures for tax years beginning on or after January 1, 2018 pursuant to Code Section 6221(b) (as amended by the BBA). For any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures, then within 45 days of any notice of final partnership adjustment, the Company will elect the alternative procedure under Code Section 6226, as amended by the BBA, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member's share of any adjustment set forth in the notice of final partnership adjustment.

(d) Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company's return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax, or interest imposed with respect to such taxes and taxes imposed pursuant to Code Section 6226 as amended by the BBA) shall be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.03(c).

(e) Income Tax Elections. The Partnership Representative will make an election under Code Section 754, if requested in writing by another Member.

Section 10.05 Tax Returns. At the expense of the Company, the Managing Directors (or any Officer that it may designate pursuant to Section 7.04) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. No later than 90 days after the end of each Fiscal Year, the Managing Directors or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, such written information as may be necessary for the preparation of such Person's federal, state and local income tax returns for such Fiscal Year. As soon as reasonably possible after the end of each Fiscal Year, the Managing Directors or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065.

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Section 10.06 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Managing Directors, in such checking, savings, or other accounts, or held in its name in the form of such other investments as shall be designated by the Managing Directors. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively on the signature or signatures of such Officer or Officers as the Managing Directors may designate.

ARTICLE XI

Dissolution and Liquidation

Section 11.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only on the occurrence of any of the following events:

(a) An election to dissolve the Company made by a Supermajority of the Members;

(b) The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company;

(c) Passage of 90 consecutive days during which the Company has no Members; or

(d) The entry of a decree of judicial dissolution under FRLLCA.

Section 11.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 11.01 occurs. On the occurrence of an event described in Section 11.01, the Liquidator (or, in the case of a dissolution pursuant to Section 11.01(d), the Persons conducting the winding up of the Company’s affairs pursuant to FRLLCA) shall commence the wind up of the Company and the distribution of the assets of the Company as provided in Section 11.03 and shall thereafter file articles of dissolution with the Florida Secretary of State pursuant to FRLLCA.

Section 11.03 Liquidation. If the Company is dissolved pursuant to Section 11.01, the Company shall be liquidated and its business and affairs wound up in accordance with FRLLCA and the following provisions:

(a) Liquidator. The Managing Directors shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) Notice of Liquidation. The Liquidator (or other Persons winding up the affairs of the Company pursuant to Section 11.02) shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company.

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(c) Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(d) Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) First, to the payment of all of the Company’s known debts and liabilities (including any Member Loans and debts and liabilities to Members who are creditors, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) Second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unknown liabilities or obligations of the Company; and

(iii) Third, to the Members, on a pro-rata basis, in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(e) Discretion of Liquidator. Notwithstanding the provisions of Section11.03(d) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 11.03(d), if on dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.03(d), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

Section 11.04 Cancellation of Foreign Qualifications. On completion of the distribution of the assets of the Company as provided in Section 11.03(d) hereof, the Liquidator shall file a articles of dissolution with the Florida Secretary of State and shall cause the cancellation of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Florida and shall take such other actions as may be necessary to terminate the Company.

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Section 11.05 Survival of Rights, Duties, and Obligations. Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission before such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Member’s right to indemnification pursuant to ARTICLE IX.

Section 11.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member's share of Net Income, Net Loss, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XII

Miscellaneous

Section 12.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 12.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby and to operate the Business in accordance with Applicable Law.

Section 12.03 Confidentiality.

(a) Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, customer information, manufacturing information, regulatory information, financial statements, vendor information, employee information and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that (i) the Company has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information, (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace, and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company and carrying out its obligations to the Company) including, without limitation, use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

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(b) Nothing contained in Section 12.03(a) shall prevent any Member from disclosing Confidential Information (i) on the order of any court or administrative agency, (ii) on the request or demand of any regulatory agency or authority having jurisdiction over such Member, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to any other Member, the Managing Directors, or the Company, or (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to abide by the provisions of this Section 12.03 as if a Member; provided, that in the case of clause (i), (ii), or (iii), such Member shall notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c) The restrictions of Section 12.03(a) shall not apply to Confidential Information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement, (ii) is or has been independently developed or conceived by such Member without use of Confidential Information, or (iii) becomes available to such Member or any of its Representatives on a non-confidential basis from a source other than the Company, the other Members, or any of their respective Representatives; provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Member under this Section 12.03 shall survive (i) the termination, dissolution, liquidation, and winding up of the Company, (ii) the termination of such Member from the Company in accordance with Section, and (iii) such Member's Transfer of its Membership Interests.

Section 12.04 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.04):

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If to the Company:

Hemp Hop Smokables LLC

150 SE 2 Avenue, PH6

Miami, Florida 33131

[redacted]

Attention: Taylor McCain

with a copy to:

Lance Brunson

Brunson Chandler & Jones, PLLC

Walker Center | 14th Floor

175 S. Main Street, Suite 1410 | Salt Lake City, UT 84111

Office Direct: 801.303.5737 | Office General: 801.303.5730

If to HHG:

Hemp Hop Global, LLC

150 SE 2 Avenue, PH6

Miami, Florida 33131

[redacted]

Attention: Taylor McCain

with a copy to:

Fox Rothschild LLP

999 Peachtree Street NE, Suite 1500

Atlanta, GA 30309

[redacted]

Attention: Leron Rogers

And

Otterbourg P.C.

230 Park Avenue New York, NY 10019

[redacted]

Attention: Afruz Sayah

If to GGII:

Green Globe International, Inc.

9925 Airway Road

Sand Diego, CA 92154

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[redacted]

Attention: Sandro Piancone

with a copy to:

Lance Brunson

Brunson Chandler & Jones, PLLC

Walker Center | 14th Floor

175 S. Main Street, Suite 1410 | Salt Lake City, UT 84111

Office Direct: 801.303.5737 | Office General: 801.303.5730

Section 12.05 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 12.06 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 9.01(h), on such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.07 Entire Agreement. This Agreement, together with the Articles of Organization and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, records, representations, and warranties, both written and oral, whether express or implied, with respect to such subject matter.

Section 12.08 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void ab initio.

Section 12.09 No Third-Party Beneficiaries. Except as provided in ARTICLE IX, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 12.10 Amendment. Except as otherwise provided by this Agreement, no provision of this Agreement may be amended or modified except by an instrument in writing executed by all of the Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to the Members Schedule following any new issuance, redemption, repurchase, or Transfer of Membership Interests in accordance with this Agreement may be made by the Managing Directors without the consent of or execution by the Members.

Section 12.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 12.11 shall diminish any of the explicit and implicit waivers described in this Agreement, including in hereof.

Section 12.12 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Florida.

Section 12.13 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought only in the United States District Court for the Southern District of Florida or, the courts of the State of Florida sitting in Miami-Dade County, and any appellate court from any thereof, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Florida. Each of the parties hereby irrevocably consents to the jurisdiction of such courts in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 12.04 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 12.14 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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Section 12.15 Attorneys’ Fees. If any party hereto institutes any legal suit, action, or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys' fees and expenses and court costs.

Section 12.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided herein to the contrary.

Section 12.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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DocuSign Envelope ID: E7E24D9B-4EBC-4960-9B04-A975120983D0

IN WITNESS WHEREOF, the Company and the Members have signed this Operating Agreement of Hemp Hop Smokables LLC as of the Effective Date.

COMPANY:

HEMP HOP SMOKABLES LLC,

a Florida limited liability company

By: /s/ James Lindsay

Name: James Lindsay

Title: Managing Director

MEMBERS:

HEMP HOP GLOBAL, LLC,

A Florida limited liability company

By: /s/ James Lindsay

Name: James Lindsay

Title: Managing Director

GREEN GLOBE INTERNATIONAL., INC.,

A Delaware corporation

By: /s/ Sandro Piancone

Name: Sandro Piancone

Title: CEO

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EXHIBIT A

FORM OF JOINDER AGREEMENT

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SCHEDULE A

MEMBERS SCHEDULE

Member Name	Capital Contribution	Membership Interest
Green Globe International, Inc.	$10,000 plus manufacturing, and patents knowhow, marketing relationships.	50%
Hemp Hop Global, LLC	Marketing and Sales and Know-How and the Hemp Hop trademark.	50%

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